EXHIBIT 10.38

$28,908,000
CLEAN RENEWABLE ENERGY BONDS
SECURED TAX CREDIT SERIES 2009A

NATIONAL RURAL UTILITIES
COOPERATIVE FINANCE CORPORATION
as Issuer

FEDERAL AGRICULTURAL MORTGAGE CORPORATION
as Guarantor

CREDIT SUPPORT AGREEMENT

Dated as of September 1, 2009

CREDIT SUPPORT AGREEMENT, dated as of September 1, 2009, between FEDERAL AGRICULTURAL MORTGAGE CORPORATION, a federally-chartered instrumentality of the United States and an institution of the Farm Credit System, as guarantor, (“Farmer Mac” or the “Guarantor”) and NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION, a cooperative association existing under the laws of the District of Columbia, as issuer (“National Rural”).

RECITALS

WHEREAS National Rural is a non-profit cooperative association whose primary business is making rural utilities loans; and

WHEREAS National Rural wishes to fund certain rural utilities loans for clean renewable energy projects by issuing $28,908,000 of Clean Renewable Energy Bonds, Secured Tax Credit Series 2009A (the “2009A Bonds”); and

WHEREAS Farmer Mac is an instrumentality of the United States formed to provide for a secondary market for agricultural real estate and rural housing mortgage loans,  rural utilities loans, and USDA-guaranteed farm program and rural development loans; and

WHEREAS at National Rural’s request, Farmer Mac has agreed to issue its guarantee of the timely payment of interest (if any) on the Series 2009A Bonds and, in the case of principal, an amount equal to the amount of outstanding principal of the Series 2009A Bonds less any amounts in the Series 2009A Project Account (the “Guarantee”), subject to the limitations set forth herein and in the Indenture; and

WHEREAS, Farmer Mac’s agreement to provide its guarantee on the 2009A Bonds is subject to the condition that National Rural pledge Eligible Loans to the Trustee such that the sum of (i) the aggregate outstanding principal balance of the Eligible Loans and (ii) any amounts in the Borrower Repayments Fund or the Bond Fund shall at all times be at least equal to the amount of the Guarantee.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, Farmer Mac and National Rural agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01.            Definitions.  As used in this Agreement, the following terms shall have the following meanings:

“Agreement” means this Credit Support Agreement, as the same may be amended from time to time.

“Bond Fund” has the meaning given to that term in the Indenture.

“Borrower Repayments Fund” has the meaning given to that term in the Indenture.

“Business Day” has the meaning given to that term in the Indenture.

“Certificate of Pledged Collateral” has the meaning given to that term in the Pledge Agreement.

“Closing Date” means the issuance date of the 2009A Bonds.

“Eligible Loan” is defined in Annex F hereto.

“Event of Default” has the meaning given to that term in Section 7.01.

“Farmer Mac Series C Preferred Stock” means shares of Non-Voting Cumulative Preferred Stock, Series C issued by Farmer Mac.

“Financial Statements”, in respect of a Fiscal Year, means the consolidated financial statements (including footnotes) of National Rural for that Fiscal Year as audited by an independent registered public accounting firm selected by National Rural.

“Fiscal Year” means the fiscal year of National Rural, as such may be changed from time to time, which at the date hereof commences on June 1 of each calendar year and ends on May 31 of the following calendar year.

“Guarantor Default” has the meaning given to that term in the Indenture.

 “Indenture” means that certain indenture dated as of September 1, 2009 between National Rural, U.S. Bank National Association, a national banking association, as Trustee, and Farmer Mac, as guarantor.

“Indenture Event of Default” means an “Event of Default” as such term is defined in the Indenture.

“Member” shall mean any Person who is member of National Rural.

“National Rural Notice” has the meaning given to that term in the Pledge Agreement.

“Payment Date” means any date upon which the payment of principal and, if applicable, interest on the Series 2009A Bonds is due to the holders thereof.

“Person” means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Pledge Agreement” means the Pledge and Security Agreement dated as of the date hereof between National Rural and the Trustee for the benefit and security of the holders of the 2009A Bonds and Farmer Mac, as guarantor, to the extent Farmer Mac is subrogated to the rights of the holders of the 2009A Bonds.

“Pledged Collateral” has the meaning given to that term in the Pledge Agreement.

“Purchase Agreement” means the Securities Purchase Agreement between National Rural and Farmer Mac, substantially in the form of Annex C hereto, pursuant to which National Rural agrees to purchase Farmer Mac Series C Preferred Stock in an amount equal to 2% of the outstanding principal amount of the Series 2009A Bonds as of the Closing Date.

“Series 2009A Project Account” has the meaning given to that term in the Indenture.

“Transaction Documents” means this Agreement, the Indenture, the Pledge Agreement, and the Purchase Agreement.

“Trustee” means U.S. Bank National Association, or its successor, as Trustee under the Indenture.

SECTION 1.02.            Principles of Construction.  As used in this Agreement, the terms defined in Section 1.01 include the plural as well as the singular and the singular as well as the plural.  The words “hereafter”, “herein”, “hereof”, “hereto” and “hereunder”, and words of similar import, refer to this Agreement as a whole.  The descriptive headings of the various articles and sections of this Agreement were formulated and inserted for convenience only and shall not be deemed to affect the meaning or construction of the provisions hereof.  Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Indenture, as supplemented by the First Supplemental Indenture.

ARTICLE II

GUARANTEE

SECTION 2.01. Guarantee.  Farmer Mac shall issue the Guarantee in accordance with the terms, conditions and provisions of the Indenture and this Agreement.  No reference herein shall alter or impair the Guarantee.

SECTION 2.02. Payment of Guarantee and Administrative Fee.

(a)  In consideration of the Guarantee and subject to the terms and conditions of this Agreement, National Rural shall pay to Farmer Mac a nonrefundable guarantee fee quarterly in arrears in an amount equal to the product of (i) the outstanding principal balance of the Series 2009A Bonds less any amounts in the Series 2009A Project Account as of the last calendar day of each February, May, August and November through and including the final maturity date of the Series 2009A Bonds, and (ii) a rate equal to one fourth of the per annum fee of [CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH SECURITIES AND EXCHANGE COMMISSION], computed on the basis of a 360-day year comprised of twelve 30-day months (the “Guarantee Fee”).  National Rural shall also pay to Farmer Mac a nonrefundable administrative fee quarterly in arrears in an amount equal to the product of (i) the outstanding principal balance of the Series 2009A Bonds less any amounts in the Series 2009A Project Account as of the last calendar day of each February, May, August and November through and including the final maturity date of the Series 2009A Bonds, and (ii) a rate equal to one fourth of the per annum fee of [CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH SECURITIES AND EXCHANGE COMMISSION], computed on the basis of a 360-day year comprised of twelve 30-day months (the “Administrative Fee”).  Upon the occurrence, and during the continuance, of an Event of Default by National Rural set forth in Section 7.01(d), the rate used to calculate the quarterly Administrative Fee shall be one fourth of the per annum fee of [CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH SECURITIES AND EXCHANGE COMMISSION].  Payments of the Guarantee Fee and the Administrative Fee will be rounded to the nearest cent.

(b)  The first quarterly Guarantee Fee and the Administrative Fee shall be paid on the first Farmer Mac Payment Date (as defined below) occurring after the Closing Date and then subsequently on each succeeding Farmer Mac Payment Date (as defined below) through and including the final maturity date of the Series 2009A Bonds.  National Rural shall pay the Guarantee Fee and the Administrative Fee to Farmer Mac by 11 a.m. New York City time on the 20th day of each March, June, September and December (each, a “Farmer Mac Payment Date”), in United States dollars, by wire transfer of immediately available funds to such account as Farmer Mac shall specify to National Rural.  If a specified Farmer Mac Payment Date is not a Business Day, the Guarantee Fee and the Administrative Fee will be paid on the next Business Day with the same force and effect as if made on the applicable Farmer Mac Payment Date.

(c)  Payment of the Guarantee Fee and the Administrative Fee by National Rural shall be suspended during any period in which a Guarantor Default shall have occurred and be continuing; provided that at the time the Guarantor Default is cured all accrued and unpaid Guarantee Fees and Administrative Fees shall then become due and payable.

(d)  All payments in respect of the Guarantee Fee and the Administrative Fee will be made without any withholding or deduction for or on account of any present or future taxes, duties, levies, assessments or other governmental charges of whatever nature imposed or levied on behalf of any governmental authority in the United States having the power to tax, unless National Rural, based on an opinion of counsel acceptable to the Guarantor, determines that it is required by law to make such withholding or deduction.

(e)  Payment of the Guarantee Fee and the Administrative Fee will not be subject to counterclaim or setoff for any claim or dispute of National Rural.

SECTION 2.03. Invest to Participate.  In further consideration of the Guarantee, National Rural shall enter into the Purchase Agreement and purchase Farmer Mac Series C Preferred Stock in an amount equal to 2% of the outstanding principal amount of the Series 2009A Bonds as of the Closing Date.

SECTION 2.04. Payment on the Series 2009A Bonds.  In accordance with the Indenture, at least two (2) Business Days prior to each Payment Date, National Rural shall remit to the Trustee, in immediately available funds, an amount sufficient to make a full payment of all principal and interest (if any) on the Series 2009A Bonds due on such Payment Date.  Beginning with the day that Farmer Mac makes an advance under the Guarantee, National Rural agrees to pay to the Guarantor all amounts necessary to reimburse Farmer Mac for any payments made to holders of Series 2009A Bonds under the Guarantee to the extent to which the Guarantor has not already been reimbursed through the liquidation of Pledged Collateral.

ARTICLE III

CONDITIONS PRECEDENT

SECTION 3.01.            Conditions Precedent to Famer Mac’s Obligation.  Farmer Mac’s obligation to issue its Guarantee on the Closing Date is subject to the following conditions precedent:

(a)  Bond Issuance.  The Series 2009A Bonds shall have been issued pursuant to and in accordance with the terms, conditions and provisions of the Indenture.

(b)  Opinion of Counsel.  Farmer Mac shall have received an opinion of counsel to National Rural substantially in the form of Annex A attached hereto, and such other opinions as provided for in the Indenture.

(c)  Financial and Other Information.  National Rural shall have provided Farmer Mac with its most recent Financial Statements and such other information concerning National Rural as Farmer Mac shall have reasonably requested.

(d)  No Material Adverse Change.  National Rural shall have certified to Farmer Mac (in the manner specified in paragraph (g) of this Section 3.01), and Farmer Mac shall be satisfied, that no material adverse change shall have occurred in the financial condition or business of National Rural between the end of National Rural’s most recently completed Fiscal Year for which Financial Statements have been made publicly available and the Closing Date, which has not been set forth in documents, certificates or financial information furnished to Farmer Mac or publicly filed.

(e)  No Event of Default.  National Rural shall have certified to Farmer Mac and Farmer Mac shall be satisfied that no Event of Default or Indenture Event of Default shall have occurred and be continuing.

(f)  Securities Purchase.  National Rural shall have entered into the Purchase Agreement pursuant to Section 2.03.

(g)  Certification of Senior Management.  National Rural shall have provided Farmer Mac a certification by any vice president of National Rural, substantially in the form of Annex B attached hereto, as to the following: (i) that National Rural is a lending institution organized as a private, not-for-profit, cooperative association with the appropriate expertise, experience and qualifications to make loans to its Members for rural electrification and related purposes; (ii) the matters to be certified under paragraphs (d) and (e) of this Section 3.01; and (iii) the representations and warranties of National Rural.

ARTICLE IV

REPORTING REQUIREMENTS

SECTION 4.01.            Annual Reporting Requirements.  So long as any 2009A Bond remains outstanding, National Rural shall provide Farmer Mac with the following items within 90 days of the end of each Fiscal Year, in each case, in form and substance satisfactory to Farmer Mac:

(a)  the Financial Statements for such Fiscal Year;

(b)  a Certificate of Pledged Collateral; and

(c)  a receipt from the Trustee, or such other evidence as is satisfactory to Farmer Mac, as to the Pledged Collateral held by the Trustee at the end of such Fiscal Year.

SECTION 4.02.            Other Reporting Requirements.  So long as any Series 2009A Bond remains outstanding, National Rural shall provide Farmer Mac with the following items, which items may be included on a consolidated report of other loans serviced by National Rural on behalf of Farmer Mac:

(a)  within 30 days of the end of each calendar quarter ending March 31st, June 30th, September 30th, and December 31st, a report substantially in the form of Annex D hereto that identifies each Eligible Loan that constitutes Pledged Collateral, which report shall include the outstanding principal balance of such Eligible Loan, the related facility rating assigned by National Rural and the related borrower rating assigned by National Rural, in each case as of the end of such quarter;

(b)  within 30 days following the end of the calendar quarter ending December 31st, a report substantially in the form of Annex E hereto that identifies each Eligible Loan that constitutes Pledged Collateral, which report shall include the appropriate financial data (as described in Annex E) from the most recent year end unaudited financial statements, which may be on a Form 7 (the financial and statistical report used by National Rural for a distribution system Member) or Form 12 (the financial and statistical report used by National Rural for a power supply Member); and

(c)  National Rural shall provide written notice to Farmer Mac within 30 days after the occurrence of any of the following material changes to National Rural’s current internal risk rating methodology for determining facility ratings or borrower ratings:  (1) any material change to the weighting of the risk rating criteria; and (2) any material change in the criteria in the risk rating; and

(d)  such other information concerning National Rural or the Eligible Loans that constitute Pledged Collateral as is reasonably requested by Farmer Mac.

SECTION 4.03.            Default Notices.  If an action, occurrence or event shall happen that is, or with notice and the passage of time would become, an Event of Default or an Indenture Event of Default, National Rural shall deliver a National Rural Notice of such action, occurrence or event to Farmer Mac before 4:00 p.m. (District of Columbia time) on the Business Day following the date National Rural becomes aware of such action, occurrence or event, and, if such Event of Default or Indenture Event of Default should occur, shall promptly submit to Farmer Mac, within five days of such occurrence, a report setting forth its views as to the reasons for the Event of Default or Indenture Event of Default (as applicable), the anticipated duration of the Event of Default or Indenture Event of Default and what corrective actions National Rural is taking to cure such Event of Default or Indenture Event of Default.

SECTION 4.04.            Access to Information by Farmer Mac.  Upon 30 days prior written request and identification of specific Eligible Loans by Farmer Mac, which shall not exceed 40% of the total amount of Eligible Loans that constitute Pledged Collateral (“Identified Loans”), National Rural shall provide to representatives of Farmer Mac access to the following documentation related to each Identified Loan: (1) credit recommendation associated with the Eligible Loan; (2) three most recent calendar year end unaudited financial statements of the Member, which may be on a Form 7 or Form 12; (3) most recent borrower rating by National Rural; (4) most recent facility rating by National rural; (5) most recent key ratio trend analysis (the annual report generated by National Rural containing key financial and operating ratios and other growth indicators for each Class A Member); (6) most recent annual certification by an officer of a Member to National Rural under the applicable loan agreement; (7) most recent fiscal year-end certified independent audit of the Member; (8) most recent mortgage of the Member, if applicable; (9) loan agreement associated with the Eligible Loan; (10) opinion of counsel associated with the Eligible Loan, if applicable; and (11) most recent rating on the Member issued by a nationally recognized statistical rating organization, if applicable.  All such access shall occur during normal business hours at the offices of National Rural, and the information disclosed shall be treated by the representatives of Farmer Mac as confidential and proprietary to National Rural for so long as National Rural is the owner of the Eligible Loans and to the extent that such information has not otherwise been made public by National Rural.

ARTICLE V

REPRESENTATIONS OF THE PARTIES

SECTION 5.01.            Representations of Farmer Mac. Farmer Mac represents to National Rural as of the Closing Date that it has all necessary authority and has taken all necessary corporate action, and obtained all necessary approvals, in order for it to guarantee the 2009A Bonds, to execute and deliver this Agreement and all other documents executed or to be executed by Farmer Mac in connection with the issuance of the 2009A Bonds, and that such documents constitute valid and binding obligations of Farmer Mac; and the actions taken by Farmer Mac in connection with the issuance of the 2009A Bonds are in compliance with and in satisfaction of the requirements of the Farm Credit Administration, as amended or waived by the Farm Credit Administration,

SECTION 5.02.            Representations of National Rural.  National Rural hereby represents to Farmer Mac that as of the Closing Date:

(a)  National Rural has been duly organized and is validly existing and in good standing as a cooperative association under the laws of the District of Columbia;

(b)  National Rural has the corporate power and authority, and has taken all necessary corporate and other action to (i) issue the 2009A Bonds, (ii) execute and deliver this Agreement, (iii) consummate the transactions contemplated hereby and in the other Transaction Documents, and (iv) perform its obligations hereunder and under the other Transaction Documents;

(c)  this Agreement, the other Transaction Documents, and each other document to National Rural has executed in connection with the issuance of the 2009A Bonds have been duly authorized, executed and delivered by National Rural and constitute the legal, valid and binding obligations of National Rural, enforceable against National Rural in accordance with their respective terms, subject to: (i) applicable bankruptcy, reorganization, insolvency, moratorium and other laws of general applicability relating to or affecting creditors’ rights generally; and (ii) the application of general principles of equity regardless of whether such enforceability is considered in a proceeding in equity or at law;

(d)  no approval, consent, authorization, order, waiver, exemption, variance, registration, filing, notification, qualification, license, permit or other action is now, or under existing law in the future will be, required to be obtained, given, made or taken, as the case may be, with, from or by any regulatory body, administrative agency or governmental authority having jurisdiction over National Rural or any third party under any agreement to which National Rural is a party to authorize the execution and delivery by National Rural of this Agreement, the other Transaction Documents, and each other document National Rural has executed in connection with the issuance of the 2009A Bonds, or the consummation by National Rural of the transactions contemplated hereby or by the other Transaction Documents;

(e)  neither the execution nor delivery by National Rural of this Agreement, the other Transaction Documents, and each other document National Rural has executed in connection with the issuance of the 2009A Bonds, nor the consummation by National Rural of the transactions contemplated hereby or by the other Transaction Documents, conflicts with or will conflict with, violates or will violate, results in or will result in a breach of, constitutes or will constitute a default under, or results in or will result in the imposition of any lien or encumbrance (other than the lien on the Pledged Collateral as contemplated by the Indenture) prohibited by, any term or provision of the articles of incorporation or the bylaws of National Rural or any provision of any existing law or any rule or regulation currently applicable to National Rural or any judgment, order or decree of any court or any regulatory body, administrative agency or governmental authority having jurisdiction over National Rural or the terms of any mortgage, indenture, contract or other agreement to which National Rural is a party or by which National Rural or any of its properties is bound;

(f)  there is no action, suit, proceeding or investigation before or by any court or any regulatory body, administrative agency or governmental authority presently pending or, to the knowledge of National Rural, threatened with respect to National Rural, this Agreement or any other Transaction Documents, or challenging the validity or enforceability of this Agreement or any other Transaction Documents, or seeking to restrain, enjoin or otherwise prevent National Rural from engaging in its business as currently conducted or the consummation by National Rural of the transactions contemplated by this Agreement or any other Transaction Documents, if any, or which, if adversely determined, would have a material adverse effect on National Rural’s financial condition or its ability to perform its obligations under this Agreement or any other Transaction Documents;

(g)  National Rural is a lending institution organized as a private, not-for-profit, cooperative association with the appropriate expertise, experience and qualifications to make loans to its Members for rural electrification purposes;

(h)  no material adverse change has occurred in the financial condition or business of National Rural between the end of National Rural’s most recently completed Fiscal Year for which Financial Statements have been made publicly available and the date this representation is given which has not been set forth in documents, certificates or financial information furnished to Farmer Mac or publicly filed; and

(i)  Each Member whose notes are Eligible Loans that constitute Pledged Collateral has received, or is eligible to receive, a loan or commitment for a loan from the Rural Utilities Service of the United States Department of Agriculture or any successor agency.

ARTICLE VI

SECURITY AND COLLATERAL

SECTION 6.01.            Security and Collateral.

(a)  National Rural shall cause the amount of Eligible Loans that constitute Pledged Collateral to be maintained such that the sum of (i) the aggregate outstanding principal balance of the Eligible Loans and (ii) any amounts in the Borrower Repayments Fund or the Bond Fund shall at all times be at least equal to the amount of the Guarantee.

(b)  National Rural shall not create, or permit to exist, any pledge, lien, charge, mortgage, encumbrance, debenture, hypothecation or other similar security instrument that secures, or in any way attaches to, such Pledged Collateral, other than the lien of the Pledge Agreement and the Indenture, without the prior written consent of Farmer Mac and the Trustee.

ARTICLE VII

EVENTS OF DEFAULT

SECTION 7.01.            Events of Default.  Each of the following actions, occurrences or events shall constitute an “Event of Default” under the terms of this Agreement:

(a)  a failure by National Rural to make any payment required to be made under Section 2.04;

(b)  the Trustee has declared the 2009A Bonds immediately due and payable;

(c)  an Insolvency Event, as defined in the Indenture, shall have occurred and be continuing with respect to National Rural; or

(d)  a failure of National Rural to observe or perform the covenant set forth in Section 6.01(a) hereof, which shall remain unremedied for five (5) Business Days after National Rural Shall have become aware of such failure or shall have been given notice thereof, whichever occurs earlier.

SECTION 7.02.            Exercise of Remedies.

(a)  Any remedies provided to Farmer Mac under this Agreement shall be in addition to its remedies under the Indenture, Pledge Agreement and Securities Purchase Agreement.

(b)  In addition to the provisions regarding an increase in the fee payable to Farmer Mac under Section 2.02, upon the occurrence, and during the continuance, of an Event of Default set forth in Section 7.01(d), Farmer Mac may institute one or more legal proceedings against National Rural seeking, individually or in the aggregate, (i) recovery of actual monetary damages, and (ii) injunctive relief or specific performance, in each case without proof of actual damages.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.01.            GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, FEDERAL LAW.  TO THE EXTENT FEDERAL LAW INCORPORATES STATE LAW, THAT STATE LAW SHALL BE THE LAWS OF THE DISTRICT OF COLUMBIA APPLICABLE TO CONTRACTS MADE AND PERFORMED THEREIN.

SECTION 8.02.            WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.02.

SECTION 8.03.            Notices.  All notices and other communications hereunder to be made to any party shall be in writing and shall be addressed as specified in Schedule I attached hereto as appropriate except as otherwise provided herein.  The address, telephone number, or facsimile number for any party may be changed at any time and from time to time upon written notice given by such changing party to the other parties hereto.  A properly addressed notice or other communication shall be deemed to have been delivered at the time it is sent by facsimile (fax) transmission to the party or parties to which it is given.

SECTION 8.04.            Benefit of Agreement.  This Agreement shall become effective when it shall have been executed by Farmer Mac and National Rural, and thereafter shall be binding upon and inure to the respective benefit of the parties and their permitted successors and assigns.

SECTION 8.05.            Entire Agreement.  This Agreement, including the Schedules and Annexes hereto, constitute the entire agreement between the parties hereto concerning the matters contained herein and supersede all prior oral and written agreements and understandings between the parties.

SECTION 8.06.            Amendments and Waivers; Assignment.

(a)  No provision of this Agreement may be amended or modified except pursuant to an agreement in writing entered into by Farmer Mac and National Rural.  No provision of this Agreement may be waived except in writing by the party or parties receiving the benefit of and under such provision.

(b)  Neither party may assign this Agreement without the prior consent of the other party.

(c)  No failure or delay of Farmer Mac or National Rural in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  No waiver of any provision of this Agreement or consent to any departure by National Rural therefrom shall in any event be effective unless the same shall be authorized as provided in paragraph (a) of this Section 8.06, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  No notice or demand on National Rural in any case shall entitle National Rural to any other or further notice or demand in similar or other circumstances.

SECTION 8.07.            Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

SECTION 8.08.            Termination of Agreement.  This Agreement shall terminate upon the indefeasible payment in full of all amounts payable on the 2009A Bonds.

SECTION 8.09.            Survival.  The representations and warranties of each of the parties hereto contained in this Agreement and the parties’ obligations hereunder shall survive and shall continue in effect following the execution and delivery of this Agreement.

SECTION 8.10.            Severability.  If any term or provision of this Agreement or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or such provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable any remaining terms or provisions hereof or the application of such term or provision to circumstances other than those as to which it is held invalid or unenforceable.

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be executed by an authorized officer as of the day and year first above written.

FEDERAL AGRICULTURAL
MORTGAGE CORPORATION

By:

Name:

Title:

NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION

By:

Name:

Title:

SCHEDULE I
TO
CREDIT SUPPORT AGREEMENT

Addresses for Notices

1.	The addresses referred to in Section 8.03 hereof, for purposes of delivering communications and notices, are as follows:

If to Farmer Mac:

Federal Agricultural Mortgage Corporation
1133 21st Street, N.W., Suite 600
Washington, DC 20036
Fax:  202-872-7713
Attention of: Chief Financial Officer

With a copy to:
Federal Agricultural Mortgage Corporation
1133 21st Street, N.W., Suite 600
Washington, DC 20036
Fax:  202-872-7713
Attention of: Chief Operating Officer

With a copy also to:
Federal Agricultural Mortgage Corporation
1133 21st Street, N.W., Suite 600
Washington, DC 20036
Fax:  202-872-7713
Attention of: General Counsel

If to National Rural:

National Rural Utilities Cooperative Finance Corporation
2201 Cooperative Way
Herndon, VA 20171-3025
Telephone:  703-709-6718
Fax:  703-709-6779
Attention of: Steven L. Lilly, Senior Vice President &
Chief Financial Officer

With a copy to:

National Rural Utilities Cooperative Finance Corporation
2201 Cooperative Way
Herndon, VA 20171-3025
Telephone:  703-709-6748
Fax:  703-709-6779
Attention of: John Suter, Vice President, Capital Market Funding

With a copy also to:

National Rural Utilities Cooperative Finance Corporation
2201 Cooperative Way
Herndon, VA 20171-3025
Telephone:  703-709-6712
Fax:  703-709-6811
Attention of: John J. List, Esq., Senior Vice President &
General Counsel

ANNEX A
[FORM OF OPINION OF COUNSEL TO NATIONAL RURAL]

__________________, 2009

Federal Agricultural Mortgage Corporation
1133 Twenty-First Street, NW
Suite 600
Washington, DC 20036

Gentlemen:

I am delivering this opinion as general counsel of National Rural Utilities Cooperative Finance Corporation, a District of Columbia cooperative association (“National Rural”).

I am familiar with matters pertaining to the issuance of $28,908,000 of Clean Renewable Energy Bonds, Secured Tax Credit Series 2009A (the “2009A Bonds”).  I, or attorneys under my supervision, have examined such corporate records and proceedings of National Rural, and such other documents as I have deemed necessary as a basis for the opinions hereinafter expressed.

I, or attorneys under my supervision, have also examined the Credit Support Agreement dated as of September 1 (“Credit Support Agreement"), between National Rural and Federal Agricultural Mortgage Corporation (“Farmer Mac”).

Based on the foregoing, but subject to the assumptions, exceptions, qualifications and limitations hereinafter expressed, I am of the opinion that:

(1)           National Rural has been duly incorporated and is validly existing as a cooperative association in good standing under the laws of the District of Columbia with corporate power and authority to execute and perform its obligations under the Credit Support Agreement.

(2)           The Credit Support Agreement has been duly authorized, executed and delivered by National Rural, and constitutes the legal, valid and binding agreement of National Rural, enforceable against National Rural in accordance with its terms.

(3)           Neither the execution nor the delivery by National Rural of any of the Credit Support Agreement nor the consummation by National Rural of any of the transactions contemplated therein, including, without limitation, the pledge of the Pledged Securities (as such term is defined in the Pledge Agreement) to Farmer Mac, nor the fulfillment by National Rural of the terms of any of the Credit Support Agreement will conflict with or violate, result in a breach of or constitute a default under any term or provision of the Articles of Incorporation or By-laws of National Rural or any law or any regulation or any order known to me currently applicable to National Rural of any court, regulatory body, administrative agency or governmental body having jurisdiction over National Rural or the terms of any indenture, deed of trust, note, note agreement or instrument to which National Rural is a party or by which National Rural or any of its properties is bound.

(4)           No approval, authorization, consent, order, registration, filing, qualification, license or permit of or with any state or Federal court or governmental agency or body having jurisdiction over National Rural is required for any consummation by National Rural of the transactions contemplated by the Credit Support Agreement; provided, however, no opinion is expressed as to the applicability of any Federal or state securities law to any sale, transfer or other disposition of the Bonds after the date hereof.

(5)           Except as set forth in writing and previously delivered to Farmer Mac, there is no pending or, to my knowledge, threatened action, suit or proceeding before any court or governmental agency, authority or body or any arbitrator with respect to National Rural, or the Credit Support Agreement, which, if adversely determined, would have a material adverse effect on National Rural’s financial condition or its ability to perform its obligations under any of the Credit Support Agreement.

The foregoing opinions are subject to the following assumptions, exceptions, qualifications and limitations:

A.           I am a member of the Bar of the District of Columbia and render no opinion on the laws of any jurisdiction other than the laws of the District of Columbia, the federal laws of the United States of America and the General Corporation Law of the District of Columbia.

B.           My opinions are limited to the present laws and to the facts, as they presently exist.  I assume no obligation to revise or supplement this opinion should the present laws of the jurisdictions referred to in paragraph A above be changed by legislative action, judicial decision or otherwise.

C.           The opinions expressed in paragraph 2 above shall be understood to mean only that if there is a default in performance of an obligation, (i) if a failure to pay or other damage can be shown and (ii) if the defaulting party can be brought into a court which will hear the case and apply the governing law, then, subject to the availability of defenses, and to the exceptions set forth in the next paragraph, the court will provide a money damage (or perhaps injunctive or specific performance) remedy.

D.           My opinions are also subject to the effect of:  (1) bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers); and (2) the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the applicable agreements are considered in proceeding in equity or at law).

E.           This letter is rendered to you in connection with the Credit Support Agreement, and may not be relied upon by any other person or by you in any other context or for any other purpose.

F.           I have assumed with your permission (i) the genuineness of all signatures by each party other than National Rural, (ii) the authenticity of documents submitted to me as originals and the conformity to authentic original documents of all documents submitted to me as copies, and (iii) the due execution and delivery, pursuant to due authorization, of the Credit Support Agreement by each party other than National Rural.

Yours sincerely,

John J. List
General Counsel

ANNEX B

[FORM OF OFFICERS’ CERTIFICATE]

Officers’ Certificate

TO:                      Federal Agricultural Mortgage Corporation.

The undersigned, _________________, _____________________, of National Rural Utilities Cooperative Finance Corporation (“National Rural”), pursuant to the Credit Support Agreement dated as of September 1, 2009, among National Rural and Federal Agricultural Mortgage Corporation (the “Credit Support Agreement”), hereby certifies on behalf of National Rural that as at the date hereof:

(1)           National Rural is a lending institution organized as a private, not-for-profit, cooperative association with the appropriate expertise, experience and qualifications to make loans to its Members for rural electrification and related purposes;

(2)           no material adverse change has occurred in the financial condition of National Rural between the date of the end of National Rural’s most recently completed Fiscal Year for which Financial Statements have been made publicly available and the date hereof, which has not been set forth in documents, certificates, or financial information furnished to Farmer Mac or publicly filed;

(3)          all of the representations contained in Section 5.02 of the Credit Support Agreement remain true and correct in all material respects on and as of the date hereof; and

(4)           no Event of Default or Indenture Event of Default exists.

Capitalized terms used in this certificate shall have the meanings given to those terms in the Credit Support Agreement.

DATED as of this _____ day of ______________, _________.

NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION

By:

Name:

Title:

ANNEX C

[FORM OF SERIES C PREFERRED STOCK PURCHASE AGREEMENT]

SERIES C PREFERRED STOCK PURCHASE AGREEMENT

BETWEEN

[●]

AND

FEDERAL AGRICULTURAL MORTGAGE CORPORATION

DATED AS OF [●]

SERIES C PREFERRED STOCK SECURITIES PURCHASE AGREEMENT
THIS SERIES C PREFERRED STOCK SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made as of [●], between [●], a [●] (the “Purchaser”), and Federal Agricultural Mortgage Corporation, a federally chartered instrumentality of the United States of America (the “Company”).

RECITALS
WHEREAS, the Company has authorized the issuance and sale of up to 100,000 shares of Preferred Stock (as defined herein) to be sold from time to time; and

WHEREAS, the Company and the Purchaser desire to set forth herein the terms and conditions of such issuance and sale of shares of Preferred Stock by the Company to the Purchaser.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises, representations, warranties and covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE IX

DEFINITIONS

SECTION 9.01. Certain Terms.  Whenever used in this Agreement, the following terms shall have the respective meanings given to them below:

“Act” means the Farm Credit Act of 1971, as amended.

“Affiliate” means any Person that, directly or indirectly, controls, is controlled by or is under common control with another Person.  As used in this definition, “control” (including its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).  To the extent that any such term is used in relation to, or in connection with, any statute, and the definition of such term in such statute is broader or different, then, in such context, such term shall have the meaning set forth in such statute.

“Board” means the Board of Directors of the Company.

“Bylaws” means the By-Laws of the Company.

“Charter” means Title VIII of the Act.

“Company Reports” means all registration statements, prospectuses, forms, reports, schedules, statements and other documents filed by the Company and the Subsidiary with the SEC.

“Contract” means, whether written or oral, any note, bond, mortgage, indenture, contract, agreement, permit, license, lease, purchase order, sales order, arrangement or other commitment, obligation or understanding (including any understanding with respect to pricing) to which a Person is a party or by which a Person or its assets or properties are bound.

“Encumbrance” means any liens, pledges, hypothecations, mortgages, deeds of trust, charges, claims, security interests, options, restrictions, encumbrances, rights, warrants, licenses, burdens, Title defects, Title retention agreements, voting trust agreements, proxy or other similar interests, restrictions or limitations.

“FCA” means the Farm Credit Administration.

“Governmental Entity” means any court or tribunal or administrative, governmental or regulatory body, agency, commission, board, legislature, instrumentality, division, department, public body or other authority of any nation or government or any political subdivision thereof, whether foreign or domestic and whether national, supranational, state or local and any industry self-regulatory organization.

“Law” means any foreign, national, state, provincial, municipal or local statute, law, ordinance, regulation, treaty, rule, code, injunction, decree, judgment, writ, order, determination, award or decree, other order or applicable regulations.

“Material Adverse Effect” means any fact, circumstance, event, change, violation, development, effect, condition or occurrence, either individually or in the aggregate with any other fact, circumstance, event, change, violation, development, effect, condition or occurrence, that is, or would reasonably be expected to be, materially adverse to the business, operations (including results of operations), assets, liabilities, properties or condition (financial or otherwise) of the Company and the Subsidiary, taken as a whole, excluding any such fact, circumstance, event, change, violation, development, effect, condition or occurrence arising out of, in connection with or resulting from, in whole or in part (a) general economic conditions or changes therein, (b) changes in or events affecting the industries in which the Company or the Subsidiary participate generally, (c) any effect arising out of a change in U.S. GAAP or applicable Law, (d) national or international political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack, (e) any change in the market price or trading volume of the Company’s outstanding securities, in and of itself, (f) announcement of the transactions contemplated by this Agreement or (g) actions or omissions by the Company or the Subsidiary pursuant to this Agreement or with the prior written consent of the Purchaser, to the extent that any such fact, circumstance, event, change, violation, development, effect, condition or occurrence described in the foregoing clauses (a) through (e) does not have a disproportionate impact on the Company or the Subsidiary as compared to other Persons participating in businesses or industries in which the Company or the Subsidiary operates.

“NYSE” means the New York Stock Exchange.

“Per Share Purchase Price” means $1,000 per share of Preferred Stock.

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Tax” or “Taxes” means all federal, state, local, foreign and other taxes, charges, fees, duties, imposts, levies, penalties or other assessments or other similar charges imposed by any Taxing Authority, including, but not limited to, income, excise, property, sales and use, franchise, payroll, withholding, social security profits, capital gains, capital stock, transfer, gross receipts, production, customs, goods and services, service, state guarantee fund assessment, occupation, ad valorem, excise, severance, windfall profits, premium, stamp, license, employment, workers compensation, unemployment, disability, alternative minimum, add-on, value-added, capital, or other taxes, duties or assessments including any interest, penalties or additions attributable thereto.  For purposes of this Agreement, “Taxes” also includes any liability pursuant to section 1.1502-6 of the Treasury Regulations or comparable provisions of state, local or foreign Law, any obligations under any Contract with any Person with respect to the liability for, or sharing of, Taxes (including pursuant to section 1.1502-6 of the Treasury Regulations or comparable provisions of state, local or foreign Tax Law) and any liability for Taxes as a transferee or successor, by contract or otherwise.

“Taxing Authority” shall mean any federal, national, provincial, foreign, state or local government, or any subdivision, agency, commission or authority thereof exercising Tax regulatory, enforcement, collection or other authority.

SECTION 9.02. Additional Terms.  The following terms are defined in the corresponding Sections of this Agreement:

Term	Section

Agreement	Preamble
Certificate of Designation	Section 2.1
Closing	Section 5.1
Closing Date	Section 2.2
Company	Preamble
Issue Date	Section 2.1
Letter Agreement	Recitals
New York Courts	Section 7.6(b)
Observers	Section 5.3
Order	Section 3.5
Preferred Stock	Section 2.1
Purchaser	Preamble
Subsidiary	Section 3.1

SECTION 9.03. Terms Generally.  For the purposes of this Agreement, (a) words (including capitalized terms defined herein) in the singular shall be held to include the plural and vice versa and words (including capitalized terms defined herein) of one gender shall be held to include the other gender as the context requires; (b) the terms “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Exhibits) and not to any particular provision of this Agreement, and Article, Section, paragraph and Exhibit references are to the Articles, Sections, paragraphs and Exhibits to this Agreement, unless otherwise specified; (c) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation”; (d) the phrase “ordinary course of business” and phrases of similar import when used in this Agreement shall mean “ordinary course of business consistent with past practice”; (e) the word “liability” and words of similar import when used in this Agreement shall be deemed to include any liabilities, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due; (f) all references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified; (g) references to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under said statutes) and to any section of any statute, rule or regulation include any successor to said section; (h) the word “or” shall not be interpreted to be exclusive or disjunctive; and (i) all references herein to “$” or dollars shall refer to United States dollars, unless otherwise specified.

ARTICLE X

SALE AND PURCHASE OF THE SECURITIES; CLOSING

SECTION 10.01. Authorization of Securities.

The Company hereby agrees to issue and sell to the Purchaser, and the Purchaser agrees to purchase from the Company, [●] shares of the Company’s Non-Voting Cumulative Preferred Stock, Series C, par value $1,000 per share (“Preferred Stock”), free and clear of all Encumbrances, each of which shares of Preferred Stock will have the designations, powers, preferences, rights, privileges, qualifications, limitations, restrictions, terms and conditions set forth in the Amended and Restated Certificate of Designation of Terms and Conditions of Non-Voting Cumulative Preferred Stock, Series C previously provided to the Purchaser (the “Certificate of Designation”), for a purchase price per share of Preferred Stock equal to the Per Share Purchase Price.  The Company and the Purchaser hereby agree that, for the purposes of the Certificate of Designation, the “Issue Date” with respect to the shares of Preferred Stock being purchased by the Purchaser pursuant to this Agreement shall be [●].

SECTION 10.02. Closing.  On [●] (the “Closing Date”), (a) the Company will deliver to the Purchaser a certificate representing [●] shares of Preferred Stock, registered in the name of the Purchaser, (b) the Purchaser, in full payment for the Preferred Stock being purchased by it, will deliver to the Company by wire transfer of immediately available funds to such account as the Company shall specify, an amount equal to $[●] and (c) each party shall take or cause to happen such other actions, and shall execute and deliver such other instruments or documents, as shall be required pursuant to this Agreement.

ARTICLE XI

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company Reports filed prior to the date of this Agreement (excluding any disclosures set forth in any section of any such Company Report entitled “Risk Factors” or “Forward-Looking Statements”), the Company hereby represents and warrants to the Purchaser as follows:

SECTION 11.01. Organization and Standing.  The Company is a federally chartered instrumentality of the United States, duly organized, validly existing and in good standing under the Act.  The Company’s wholly-owned subsidiary, Farmer Mac Mortgage Securities Corporation, a Delaware corporation (the “Subsidiary”), is duly organized, validly existing and in good standing under the laws of the State of Delaware.  Each of the Company and the Subsidiary has full corporate power and authority to own, lease, use and operate its properties and to carry on its business as currently conducted where now owned, leased, used, operated and conducted.  Each of the Company and the Subsidiary is duly qualified to do business in all jurisdictions in which the character of the business conducted by it or the property it owns, leases or operates requires it to so qualify, except where the failure to be so qualified or in good standing in such jurisdiction would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  The Company is not in default in the performance, observance or fulfillment of any provision of the Charter or Bylaws.  The Subsidiary is not in default in the performance, observance or fulfillment of any provision of its organizational or corporate governance Contracts (including any federal statutes similar to the Charter).

SECTION 11.02. Corporate Power; Authorization.  The Company has all requisite corporate power and has taken all necessary corporate action required for the due authorization, execution, delivery and performance by the Company of this Agreement, the execution and filing (if necessary) of the Certificate of Designation and the consummation of the transactions contemplated hereby and thereby.  The issuance and delivery of Preferred Stock have been duly authorized by all necessary corporate action on the part of the Company, and no further corporate proceedings are required by the Company, the Board or the Company’s stockholders.  This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance or other similar laws affecting creditors’ rights generally and to general equitable principles.

SECTION 11.03. Issuance of Preferred Stock.  The Preferred Stock being purchased by the Purchaser pursuant to this Agreement, upon payment of the Per Share Purchase Price therefore, will be (a) duly authorized, validly issued, fully paid and nonassessable, (b) will not be subject to any preemptive or similar rights of any other Person and (c) will be delivered to the Purchaser (or the Purchaser’s transferee) free and clear of all Encumbrances.  When issued, the Purchaser will be the sole record and beneficial owner of each share of Preferred Stock.

SECTION 11.04. Consents; No Conflicts.

(a)  The Company has obtained all consents and approvals, and has taken all actions necessary, in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including the issuance of Preferred Stock in connection therewith) such that the execution and delivery of this Agreement and the consummation of such transactions do not and will not:

(i) conflict, or result in a breach or violation of any provision of, or constitute a default under, the Charter or the Bylaws;

(ii) conflict with, or result in a breach or violation of any provision of, or constitute a default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any Person (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or result in the creation of any Encumbrances upon any of the properties or assets of the Company or the Subsidiary under, any of the terms, conditions or provisions of any Contract to which the Company or the Subsidiary is a party or to which any of their respective properties or assets are bound;

(iii) materially violate any Law applicable to the Company or the Subsidiary or any of their respective properties or assets; or

(iv) require any further action or consent or approval of, or review by, or any registration or filing by the Company or any of its Affiliates with, any third party or any Governmental Entity, including (A) approval of this Agreement and the other transactions contemplated hereby by the FCA, (B) registrations or other actions required under United States federal and state securities laws and (C) compliance with any applicable requirements of the NYSE, except, in the case of clause (ii) above, as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Without limiting the generality of the foregoing, the Company has obtained from the FCA and any other regulatory Governmental Entity written assurances that the proceeds from the sale of shares of Preferred Stock pursuant to this Agreement will be treated as capital for minimum capital purposes under the Charter.

SECTION 11.05. Compliance with Laws; Permits.  Neither the Company nor the Subsidiary, nor the conduct of their respective businesses, is in material violation of or material default under any judicial or administrative judgment, decision, decree, order, settlement, injunction, writ, stipulation, determination, award or permit (each, an “Order”) or any Law (including the Sarbanes-Oxley Act).  No investigation or review by any Governmental Entity with respect to the Company or the Subsidiary is pending or, to the knowledge of the Company, threatened, nor has any Governmental Entity indicated in writing an intention to conduct any such investigation or review.

SECTION 11.06. Exempt Securities.  The shares of Preferred Stock are being issued and are properly exempt under Section 3(a)(2) of the Securities Act from the registration and prospectus delivery requirements of the Securities Act and such registration or prospectus delivery is not required in connection with the issuance, sale, resale or delivery of such securities as contemplated herein.

ARTICLE XII

ADDITIONAL AGREEMENTS

SECTION 12.01. Further Assurances.  Following the closing of the transactions contemplated by this Agreement (the “Closing”), the Purchaser, on the one hand, and the Company, on the other hand, shall execute all such further certificates, agreements, instruments and other documents and take all such other actions as are reasonably required in order to more effectively consummate or implement the transactions contemplated by this Agreement or the Certificate of Designation or otherwise carry out, and comply with its obligations under, the terms and conditions of this Agreement and the Certificate of Designation.

SECTION 12.02. Tax Treatment.  The parties agree to treat the Preferred Stock as equity for all Tax purposes.

ARTICLE XIII

MISCELLANEOUS

SECTION 13.01. Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by prepaid overnight courier (providing proof of delivery), by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses or facsimile numbers (or at such other address for a party as shall be specified in a notice given in accordance with this Section 5.1):

if to the Purchaser:

[●]

if to the Company:

Federal Agricultural Mortgage Corporation
1133 Twenty-First Street, N.W.
Suite 600
Washington, D.C. 20036
Telecopier No:  (202) 872-7713
Attention:  General Counsel

with a copy to:

Shearman & Sterling LLP
801 Pennsylvania Avenue, N.W.
Suite 900
Washington, D.C. 20004
Telecopier No:  (202) 508-8100
Attention:  Abigail Arms, Esq.

SECTION 13.02. Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy or the application of this Agreement to any person or circumstance is invalid or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party.  To such end, the provisions of this Agreement are agreed to be severable.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

SECTION 13.03. Entire Agreement; Assignment.  This Agreement, including any Exhibits hereto and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and supersede and preempt all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.  Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party without the prior written consent of the other parties; provided, that in the event of any such assignment, such assignee shall be required to execute a joinder to and agree to be bound by this Agreement.  No such assignment shall release the assignor from any of its obligations hereunder.

SECTION 13.04. Specific Performance.  The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that money damages would not be a sufficient remedy for any breach of this Agreement, and accordingly, the parties hereto shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

SECTION 13.05. Burden and Benefit.  This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.  This Agreement and all of its conditions and provisions are for the sole and exclusive benefit of the parties hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to confer upon any Person other than the parties hereto any rights or remedies of any nature whatsoever under or by reason of this Agreement or any provision hereof.

SECTION 13.06. Governing Law; Forum.

(a)  All disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement or the transactions contemplated by this Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to its rules of conflict of laws.

(b)  Except as set out below, the Company and the Purchaser hereby irrevocably and unconditionally consent to submit to the sole and exclusive jurisdiction of the United States District Court for the Southern District of New York (the “New York Courts”) for any litigation arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement or the transactions contemplated by this Agreement (and agree not to commence any litigation relating thereto except in such courts), waive any objection to the laying of venue of any such litigation in the New York Courts and agree not to plead or claim in any New York Court that such litigation brought therein has been brought in any inconvenient forum.  Each of the parties hereto agrees (i) to the extent such party is not otherwise subject to service of process in the State of New York, to appoint and maintain an agent in the State of New York as such party’s agent for acceptance of legal process and (ii) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service.  Service made pursuant to (i) or (ii) above shall have the same legal force and effect as if served upon such party personally within the State of New York.

SECTION 13.07. Waiver of Jury Trial.  Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement.  Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the transactions contemplated by this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 5.7.

SECTION 13.08. Headings.  The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 13.09. Counterparts.  This Agreement may be executed and delivered, including by facsimile transmission, in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 13.10. Waiver.  Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement.  The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

IN WITNESS WHEREOF, each party has caused this Agreement to be duly executed on its behalf by an authorized officer as of the date first above written.

FEDERAL AGRICULTURAL
MORTGAGE CORPORATION
By:
Name:
Title:

[COUNTERPARTY NAME]
By:
Name:
Title:

ANNEX D

SAMPLE

Coopid	Facilityid	Indenture	Name	Class	Facility Risk Rating	Coop Risk Rating	Facility O/s Balance
AK002	9033	FMCT	Matanuska Electric Association, Inc.	A	2.5	3	$3,250,000.00
AK002	9034	FMCT	Matanuska Electric Association, Inc.	A	2.5	3	$3,350,000.00
AK002	9035	FMCT	Matanuska Electric Association, Inc.	A	2.5	3	$3,470,000.00

NOTE:  The “Indenture” designation may not be changed in subsequent reporting periods once established with respect to an Eligible Loan.

ANNEX E

SAMPLE

COOP IDS	year	dep_amort_exp	interest_ltd_exp	patcap_op_margins	non_op_margins_interest	g_and_t_capital_credits	other_capital_credits_pat_div	net_utility_plant
MN048	2008	8417985	6310184	-3177921	174637	6333697	993039	192833241

tot_assets_other_debits	tot_margins_equities	tot_ltd	long_term_lease_rental_tot	tot_pmt_ltd_bc	tot_pmt_ltd_ffb	tot_pmt_ltd_rus_edl	tot_pmt_ltd_other1	tot_pmt_ltd_other2
311655261	127968457	112263396

payee_ltd_other4	payee_ltd_other5	tot_pmt_ltd_other6	tot_pmt_ltd_other7	tot_pmt_ltd_other8	tot_pmt_ltd_other9	tot_pmt_ltd_other10	cfc_bill_debt_service_tot	rus_bill_debt_service_tot
							11079647

ANNEX F

Eligible Loan Criteria

“Eligible Member” means any Class A Member or Class B Member of Nat Rural as described in Nat Rural’s Bylaws currently in effect.

“Eligible Loan” means a note or bond of any Eligible Member payable or registered to, or to the order of, Nat Rural, (A) in respect of which (i) the outstanding principal amount under such note or bond, together with the outstanding principal amount of any other notes or bonds of such Eligible Member pledged hereunder or pledged to secure any other notes or bonds issued by Nat Rural to Farmer Mac or any affiliate or sold by Nat Rural or any affiliate to any trust whose beneficial ownership is owned or controlled by Farmer Mac, does not aggregate more than $35 million; (ii) no default has occurred in the payment of principal or interest in accordance with the terms of such note or bond that is continuing beyond the contractual grace period (if any) provided in such note or bond for such payment and (iii) no “event of default” as defined in such note or bond (or in any instrument creating a security interest in favor of Nat Rural in respect of such note or bond), shall exist that has resulted in the exercise of any right or remedy described in such note or bond (or in any such instrument); (B) which is not classified by Nat Rural as a non-performing loan under generally accepted accounting principles in the United States; and (C) which otherwise satisfies the additional criteria set forth below.

Additional Criteria for Eligible Loan of Class A Eligible Member:  Each Class A Eligible Member must satisfy the following criteria only on the date of the pledge of such Eligible Loan:
•	Long-Term Debt to Net Utility Plant Ratio, as the average ratio of the most recent three full calendar years for which financial information is available, does not exceed 90%.

•	Modified Debt Service Coverage Ratio—Distribution, as the average ratio of the most recent three full calendar years for which financial information is available, is greater than or equal to 1.35.

•	Equity to Total Assets Ratio, as the average ratio of the most recent three full calendar years for which financial information is available, is greater than or equal to 20%.

•	The Eligible Loan has a Facility Rating by Nat Rural of “4.9” or lower.

Additional Criteria for Eligible Loan of Class B Eligible Member:  Each Class B Eligible Member must satisfy the following criteria only on the date of the pledge of such Eligible Loan:

•	Equity to Total Capitalization Ratio, as the average ratio of the most recent three full calendar years for which financial information is available, is greater than or equal to 25%.

•	Modified Debt Service Coverage Ratio—G&T, as the average ratio of the most recent three full calendar years for which financial information is available, is greater than or equal to 1.10.

•	Equity to Total Assets Ratio, as the average ratio of the most recent three full calendar years for which financial information is available, is greater than or equal to 10%.

The Eligible Loan has a Facility Rating by Nat Rural of “4.9” or lower